Exhibit 99.1

Unaudited Interim Condensed Consolidated Financial Statements
WHEELS UP PARTNERS HOLDINGS LLC
As of June 30, 2021 and December 31, 2020
and
For the Three and Six Months Ended June 30, 2021 and 2020

WHEELS UP PARTNERS HOLDINGS LLC
INDEX TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

WHEELS UP PARTNERS HOLDINGS LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands except share data)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$160,646	$312,799
Accounts receivable, net	61,940	50,397
Other receivables	10,296	8,205
Parts and supplies inventories, net	8,106	5,320
Deferred offering costs	6,404	—
Prepaid expenses and other	22,698	18,801
Total current assets	270,090	395,522
Property and equipment, net	316,662	323,090
Operating lease right-of-use assets	117,277	64,479
Goodwill	437,376	400,160
Intangible assets, net	155,417	163,710
Restricted cash	12,077	12,077
Employee loans receivable, net	—	102
Other non-current assets	898	849
Total assets	$1,309,797	$1,359,989
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$59,566	$62,678
Accounts payable	44,647	20,920
Accrued expenses	90,674	71,381
Deferred revenue, current	565,732	651,096
Operating lease liabilities, current	32,388	15,858
Intangible liabilities, current	2,000	2,000
Other current liabilities	15,471	15,980
Total current liabilities	810,478	839,913
Long-term debt	122,891	148,411
Deferred revenue, non-current	1,967	1,982
Operating lease liabilities, non-current	90,238	56,358
Intangible liabilities, non-current	15,083	16,083
Other non-current liabilities	3,546	3,415
Total liabilities	1,044,203	1,066,162
Commitments and contingencies (Note 10)
Members’ equity:
Class A preferred interests (73,723,250 interests issued and outstanding as of 2021 and 2020)	—	—
Class B preferred interests (34,023,527 interests issued and outstanding as of 2021 and 2020)	—	—
Class C preferred interests (37,642,050 interests issued and outstanding as of 2021 and 2020)	—	—
Class D preferred interests (36,909,359 interests issued and outstanding as of 2021 and 2020)	—	—
Class E preferred interests (112,949,305 interests issued and outstanding as of 2021 and 2020)	340,400	401,567
Common interests (71,882,729 and 63,262,039 interests issued and outstanding as of 2021 and 2020)	39,131	8,959
Common restricted interests	—	—
Common profits interests	9,442	8,957
Common stock options	6,752	4,475
Accumulated deficit	(130,131)	(130,131)
Total members’ equity	265,594	293,827
Total liabilities and members’ equity	$1,309,797	$1,359,989
The accompanying notes are an integral part of these condensed consolidated financial statements.

WHEELS UP PARTNERS HOLDINGS LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$285,580	$134,331	$547,237	$290,427

Costs and expenses:
Cost of revenue	255,188	127,336	489,695	275,294
Technology and development	8,025	4,449	15,049	9,301
Sales and marketing	17,895	11,587	33,689	25,238
General and administrative	15,786	10,277	33,955	24,196
Depreciation and amortization	13,482	15,273	27,313	29,467
CARES Act grant	—	(13,277)	—	(13,277)
Total costs and expenses	310,376	155,645	599,701	350,219

Loss from operations	(24,796)	(21,314)	(52,464)	(59,792)

Other income (expense):
Interest income	6	50	18	467
Interest expense	(4,164)	(6,102)	(8,721)	(12,512)
Total other expense	(4,158)	(6,052)	(8,703)	(12,045)

Net loss	$(28,954)	$(27,366)	$(61,167)	$(71,837)
The accompanying notes are an integral part of these condensed consolidated financial statements.

WHEELS UP PARTNERS HOLDINGS LLC
CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
(Unaudited, in thousands)

	Class A preferred interests	Class B preferred interests	Class C preferred interests	Class D preferred interests	Class E preferred interests	Common interests	Common restricted interests	Common profits interests	Common stock options	Accumulated deficit	Total
Balance as of December 31, 2020	$—	$—	$—	$—	$401,567	$8,959	$—	$8,957	$4,475	$(130,131)	$293,827
Consideration issued for business combination	—	—	—	—	—	30,172	—	—	—	—	30,172
Equity-based compensation	—	—	—	—	—	—	—	254	1,160	—	1,414
Net loss	—	—	—	—	(32,213)	—	—	—	—	—	(32,213)
Balance as of March 31, 2021	—	—	—	—	369,354	39,131	—	9,211	5,635	(130,131)	293,200
Equity-based compensation	—	—	—	—	—	—	—	231	1,117	—	1,348
Net loss	—	—	—	—	(28,954)	—	—	—	—	—	(28,954)
Balance as of June 30, 2021	$—	$—	$—	$—	$340,400	$39,131	$—	$9,442	$6,752	$(130,131)	$265,594

	Class A preferred interests	Class B preferred interests	Class C preferred interests	Class D preferred interests	Class E preferred interests	Common interests	Common restricted interests	Common profits interests	Common stock options	Accumulated deficit	Total
Balance as of December 31, 2019	$—	$—	$—	$59,965	$—	$3,822	$—	$7,841	$2,249	$(130,131)	$(56,254)
Consideration issued for business combinations	—	—	—	—	427,007	5,137	—	—	—	—	432,144
Equity-based compensation	—	—	—	—	—	—	—	149	435	—	584
Net loss	—	—	—	(44,474)	—	—	—	—	—	—	(44,474)
Balance as of March 31, 2020	—	—	—	15,491	427,007	8,959	—	7,990	2,684	(130,131)	332,000
Equity-based compensation	—	—	—	—	—	—	—	338	435	—	773
Net loss	—	—	—	(27,366)	—	—	—	—	—	—	(27,366)
Balance as of June 30, 2020	$—	$—	$—	$(11,875)	$427,007	$8,959	$—	$8,328	$3,119	$(130,131)	$305,407
The accompanying notes are an integral part of these condensed consolidated financial statements.

WHEELS UP PARTNERS HOLDINGS LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2021	2020
OPERATING ACTIVITIES:
Net loss	$(61,167)	$(71,837)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27,313	29,467
Amortization of deferred financing costs and debt discount	618	856
Equity-based compensation	2,762	1,356
Provision for expected credit losses	498	17
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(1,461)	27,307
Other receivables	(2,091)	3,822
Parts and supplies inventories	(2,114)	595
Prepaid expenses and other	(265)	(276)
Other non-current assets	(49)	814
Operating lease liabilities, net	(504)	(378)
Accounts payable	14,158	(4,547)
Accrued expenses	(7,275)	(6,693)
Other current liabilities	(508)	(600)
Other non-current liabilities	132	882
Deferred revenue	(88,958)	9,852
Net cash used in operating activities	(118,911)	(9,363)

INVESTING ACTIVITIES:
Purchases of property and equipment	(4,780)	(3,174)
Acquisition of businesses, net of cash acquired	7,844	98,142
Capitalized software development costs	(5,732)	(3,045)
Net cash (used in) provided by investing activities	(2,668)	91,923

FINANCING ACTIVITIES:
Proceeds from long-term debt	—	755
Repayments of long-term debt	(29,250)	(20,247)
Payments of deferred offering costs	(1,426)	—
Repayment (issuance) of loans to employees	102	(45)
Net cash used in financing activities	(30,574)	(19,537)

NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(152,153)	63,023
CASH, CASH EQUIVALENTS AND RESTRICTED CASH BEGINNING OF PERIOD	324,876	96,440
CASH, CASH EQUIVALENTS AND RESTRICTED CASH END OF PERIOD	$172,723	$159,463
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Non-cash consideration issued for business acquisition of Delta Private Jets LLC	—	$427,007
Non-cash consideration issued for business acquisition of Gama Aviation LLC	—	$32,638
Non-cash consideration issued for business acquisition of Mountain Aviation, LLC	$30,172	—
The accompanying notes are an integral part of these condensed consolidated financial statements.

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1.ORGANIZATION AND OPERATIONS
Wheels Up Partners Holdings LLC (together with its consolidated subsidiaries, "Wheels Up", "our", "we", and "us") is a limited liability company ("LLC") organized under the laws of the state of Delaware and was formed on July 1, 2013. Wheels Up is a leading brand in private aviation that strives to deliver a total private aviation solution.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The unaudited interim condensed consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information and include the accounts of Wheels Up Partners Holdings LLC and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.
Certain information and footnote disclosure normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to instructions, rules and regulations prescribed by the U.S. Securities and Exchange Commission ("SEC"). In the opinion of management, the unaudited financial information for the interim periods presented reflects all adjustments, which are normal and recurring, necessary for a fair presentation of the consolidated statement of operations, financial position, and cash flows. Interim results should not be regarded as indicative of results that may be expected for any other period or the entire year. The unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2020 included in our final prospectus and definitive proxy statement filed on June 23, 2021.
Use of Estimates
Preparing the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates due to risks and uncertainties, including uncertainty in the current economic environment due to COVID-19. The most significant estimates include, but are not limited to, the useful lives and residual values of purchased aircraft, the fair value of financial assets and liabilities, acquired intangible assets, goodwill, contingent consideration, and other assets and liabilities, sales and use tax, the estimated life of member relationships, the determination of the allowance for credit losses, the use of the effective interest method to amortize debt discounts and deferred financing costs, impairment assessments, and the incremental borrowing rate for leases.
Deferred Offering Costs
We capitalize certain legal, accounting and other direct third-party costs related to our merger with Aspirational Consumer Lifestyle Corp. ("Aspirational"). Deferred offering costs are included as an asset on the consolidated balance sheets and are deferred until the completion of the merger with Aspirational, at which time they are deducted from the combined companies’ additional paid-in capital. The merger with Aspirational was completed on July 13, 2021 (see Note 15). As of June 30, 2021, $6.4 million of deferred offering costs are capitalized and $5.0 million are included in accrued expenses on the consolidated balance sheets.

Adopted Accounting Pronouncements
In December 2019, the Financial Accounting Standards Board ("FASB") issued accounting standards update ("ASU") 2019-12, Simplifying the Accounting for Income Taxes (ASC 740). This standard simplifies the accounting for income taxes by (i) eliminating certain exceptions within ASC 740 and (ii) clarifying and amending the existing guidance to enable consistent application of ASC 740. We adopted ASU 2019-12 on January 1, 2021. This adoption did not have a material impact on our consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting (ASC 848). The FASB issued a subsequent amendment to the initial guidance in January 2021 with ASU 2021-01. This standard provides temporary optional expedients and exceptions to accounting guidance on contract modifications and hedge accounting to ease financial reporting burdens as the market transitions from the London Interbank Offered Rate and other interbank offered rates to alternative reference rates. The guidance was effective upon issuance and generally can be applied through December 31, 2022. This adoption did not have a material impact on our consolidated financial statements.

3.PROPERTY AND EQUIPMENT
Property and equipment consist of the following (in thousands):

	June 30, 2021	December 31, 2020
Aircraft	$475,360	$473,509
Software development costs	28,233	22,414
Leasehold improvements	10,799	9,560
Computer equipment	1,934	1,846
Buildings and improvements	1,424	1,424
Furniture and fixtures	1,892	1,321
Tooling	2,671	1,296
Vehicles	800	597
	523,113	511,967

Less: Accumulated depreciation and amortization	(206,451)	(188,877)
Total	$316,662	$323,090
Depreciation and amortization expense of property and equipment was $8.6 million and $17.6 million for the three and six months ended June 30, 2021, respectively, and $10.5 million and $21.0 million for the three and six months ended June 30, 2020, respectively.
Capitalized costs related to the internal development of software was $3.1 million and $5.7 million for the three and six months ended June 30, 2021, respectively, and $1.5 million and $3.0 million for the three and six months ended June 30, 2020, respectively.
Amortization expense related to software development costs, included as part of depreciation and amortization expense of property and equipment, was $1.5 million and $3.0 million for the three and six months ended June 30, 2021, respectively, and $1.0 million and $2.1 million for the three and six months ended June 30, 2020, respectively.

4.REVENUE
Disaggregation of Revenue
The following table disaggregates revenue by service type and the timing of when these services are provided to the member or customer (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Services transferred at a point in time:
Flights, net of discounts and fees	$212,660	$83,655	$403,134	$203,291
Aircraft management	47,594	31,846	96,017	51,630
Other	5,450	2,642	9,739	4,296

Services transferred over time:
Memberships	16,188	13,123	31,162	26,442
Aircraft management	2,361	2,380	4,818	3,384
Other	1,327	685	2,367	1,384
Total	$285,580	$134,331	$547,237	$290,427
Revenue in the consolidated statements of operations is presented net of discounts and incentives of $4.3 million and $7.5 million, for the three and six months ended June 30, 2021, respectively, and $1.8 million and $3.6 million for the three and six months ended June 30, 2020, respectively.
Contract Balances
Receivables from member and customer contracts are included within accounts receivable, net. As of June 30, 2021 and December 31, 2020, receivables from members and customers were $49.0 million and $36.3 million, respectively.
Deferred revenue consists of the following (in thousands):

	June 30, 2021	December 31, 2020
Flights - Prepaid Blocks and jet cards	$523,513	$609,490
Memberships - annual dues	32,790	32,016
Memberships - initiation fees	4,024	3,870
Flights - credits	6,847	7,291
Other	525	411
Deferred revenue, total	567,699	653,078

Less: Deferred revenue, current	(565,732)	(651,096)
Deferred revenue, non-current	$1,967	$1,982

Changes in deferred revenue for the six months ended June 30, 2021 were as follows (in thousands):

Deferred revenue - beginning balance	$653,078
Amounts deferred during the period	353,052
Revenue recognized from amounts included in the deferred revenue beginning balance	(268,506)
Revenue from current period sales	(169,925)
Deferred revenue - ending balance	$567,699
Revenue expected to be recognized in future periods for performance obligations that are unsatisfied, or partially unsatisfied, as of June 30, 2021 approximates $283.3 million, $283.0 million, $1.0 million and $0.4 million for 2021, 2022, 2023 and 2024, respectively.
Costs to Obtain a Contract
Capitalized costs related to sales commissions and referral fees was $2.3 million and $4.0 million for the three and six months ended June 30, 2021, respectively, and $0.9 million and $2.1 million for the three and six months ended June 30, 2020, respectively.
As of June 30, 2021 and December 31, 2020, capitalized sales commissions and referral fees of $5.4 million and $5.0 million, respectively, are in prepaid expenses and other current assets and $0.8 million, respectively, is in other non-current assets on the consolidated balance sheets. Amortization expense related to capitalized sales commissions and referral fees included in sales and marketing expense in the consolidated statements of operations was $1.9 million and $3.5 million for the three and six months ended June 30, 2021, respectively, and $1.5 million and $3.7 million for the three and six months ended June 30, 2020, respectively.
5.ACQUISITIONS
Mountain Aviation, LLC Acquisition
On January 5, 2021, we acquired all the outstanding equity of Mountain Aviation, LLC ("Mountain Aviation") for a total purchase price of $40.2 million, consisting of $30.2 million in Wheels Up common interests and $10.0 million in cash. In addition, there is a potential incremental cash earn-out of up to $15.0 million based on achieving certain financial performance metrics related to certain special missions, which represents contingent consideration, and would be payable in the second quarter of 2023 to the extent achieved. The estimated fair value of the earn-out payment using a Monte Carlo simulation as of the acquisition date was $0. As a result, we have not recorded a liability for the fair value of contingent consideration payable on the consolidated balance sheet as of June 30, 2021. The valuation of the earn-out is based on significant inputs that are not observable in the market; therefore, it is a Level 3 financial instrument. Mountain Aviation adds to our Super-Midsize jet fleet and operations, provides full-service in-house maintenance capabilities, expands our presence in the Western United States and enhances our on-demand transcontinental charter flight capabilities. Acquisition-related costs for Mountain Aviation of $2.0 million were included in general and administrative expense in the consolidated statements of operations for the six months ended June 30, 2021. The acquisition of Mountain Aviation was determined to be a business combination.

As of the date of acquisition, the total preliminary purchase price allocated to the Mountain Aviation assets acquired and liabilities assumed according to their estimated fair values were as follows (in thousands):

Current assets	$32,728
Property and equipment	741
Intangible assets	2,340
Goodwill	37,216
Other assets	48,467
Total assets acquired	121,492
Total liabilities assumed	(81,320)
Net assets acquired	$40,172
Current assets of Mountain Aviation included $17.8 million of cash and $10.6 million of accounts receivable, including $1.5 million owed from Wheels Up that was eliminated in consolidation upon acquisition.
The above initial fair value estimates of the assets acquired and liabilities assumed were provisional based on the information that was available as of the acquisition date.
Goodwill represents the excess of the purchase price over the fair values of the acquired net tangible and intangible assets. The allocated value of goodwill primarily relates to anticipated synergies and economies of scale by combining the use of Mountain Aviation's aircraft, maintenance capabilities and existing business processes with our other acquisitions. The acquired goodwill is partially deductible for tax purposes.
The amounts allocated to acquired intangible assets, and their associated weighted-average amortization periods, were determined based on the period the assets are expected to contribute directly or indirectly to our cash flows, consists of the following:

	Amount (In thousands)	Weighted-Average Amortization Period (Years)
Customer relationships	$1,900	7.0
Trade name	330	1.0
Non-competition agreement	110	1.0
Total acquired intangible assets	$2,340	5.9
The results of Mountain Aviation were included in the consolidated statement of operations from the date of acquisition. Revenue for Mountain Aviation was $64.4 million, net of intercompany eliminations, and income from operations was $4.8 million from the date of acquisition through June 30, 2021.
Unaudited Pro Forma Summary of Operations
The accompanying unaudited pro forma summary represents the consolidated results of operations as if the 2020 acquisitions of Wheels Up Private Jets LLC and Gama Aviation LLC ("Gama") had been completed as of January 1, 2020, and the 2021 acquisition of Mountain Aviation had been completed as of January 1, 2020. The unaudited pro forma financial results for 2021 reflect the results for the three and six months ended June 30, 2021, as well as the effects of pro forma adjustments for the transaction in 2021. The unaudited pro forma financial information includes the accounting effects of the business combination, including adjustments to the amortization of intangible assets, and professional fees associated with the transaction. The pro forma results were based on estimates and assumptions, which we believe are reasonable. The unaudited pro forma summary does not necessarily reflect the actual results that would have been achieved had the companies been combined during the periods presented, nor is it necessarily indicative of future consolidated results.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)
Net revenue	$285,580	$162,968	$549,351	$390,558
Loss from operations	$(24,703)	$(25,109)	$(55,831)	$(62,665)

6.GOODWILL AND INTANGIBLE ASSETS
Goodwill
The change in the carrying value of goodwill for the six months ended June 30, 2021, was as follows (in thousands):

Balance as of December 31, 2020	$400,160
Acquisition of Mountain Aviation	37,216
Balance as of June 30, 2021	$437,376
Intangible Assets
The gross carrying value, accumulated amortization and net carrying value of intangible assets consisted of the following (in thousands):

	June 30, 2021
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Status	$80,000	$11,644	$68,356
Customer relationships	71,900	10,269	61,631
Non-competition agreement	210	153	57
Trade name	14,230	3,986	10,244
Developed technology	19,545	4,970	14,575
Leasehold interest - favorable	600	46	554
Total	$186,485	$31,068	$155,417

	December 31, 2020
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Status	$80,000	$7,645	$72,355
Customer relationships	70,000	6,609	63,391
Non-competition agreement	100	100	—
Trade name	13,900	2,487	11,413
Developed technology	19,545	3,559	15,986
Leasehold interest - favorable	600	35	565
Total	$184,145	$20,435	$163,710

Amortization expense of intangible assets was $5.3 million and $10.6 million for the three and six months ended June 30, 2021, respectively, and $5.1 million and $9.2 million for the three and six months ended June 30, 2020, respectively.
Intangible Liabilities
The gross carrying value, accumulated amortization and net carrying value of intangible liabilities consisted of the following (in thousands):

	June 30, 2021
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible liabilities	$20,000	$2,917	$17,083

	December 31, 2020
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible liabilities	$20,000	$1,917	$18,083
Amortization of intangible liabilities, which reduces amortization expense was $0.5 million and $1.0 million for the three and six months ended June 30, 2021, respectively, and $0.5 million and $0.9 million for the three and six months ended June 30, 2020, respectively.
Future amortization expense of intangible assets and intangible liabilities held as of June 30, 2021 are as follows (in thousands):

Year ending December 31,	Intangible Assets	Intangible Liabilities
2021	$10,646	$1,000
2022	19,610	2,000
2023	19,350	2,000
2024	19,187	2,000
2025	19,070	2,000
Thereafter	67,554	8,083
	$155,417	$17,083

7.CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Cash Equivalents
As of June 30, 2021 and December 31, 2020, investments in money market funds recorded as cash equivalents on the consolidated balance sheets were $63.5 million and $103.5 million, respectively.
Interest income from cash equivalents of $6 thousand and $18 thousand were recorded in interest income in the consolidated statements of operations for the three and six months ended June 30, 2021, respectively, and $0.1 million and $0.5 million for the three and six months ended June 30, 2020, respectively.
Restricted Cash
We have restricted cash of $12.1 million and $12.1 million as of June 30, 2021 and December 31, 2020, respectively, of which $10.0 million relates to amounts held by third-party lenders to collateralize our Amended 1st Credit Facility. The remaining balance relates to amounts held by financial institutions to establish a standby letter of credit required by the lessor of certain corporate office space.

A reconciliation of cash and cash equivalents and restricted cash from the consolidated balance sheets to the consolidated statements of cash flows is shown below (in thousands):

	June 30, 2021	June 30, 2020
Cash and cash equivalents	$160,646	$117,050
Restricted cash	12,077	42,413
Total	$172,723	$159,463
Air Carrier Payroll Support Program
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") was signed into law. The CARES Act provides aid in the form of loans, grants, tax credits, and other forms of government assistance. Specifically, the CARES Act provided the airline industry with up to $25.0 billion in grants with assurances the support was to be used exclusively for employee salaries, wages, and benefits.
During 2020, Wheels Up applied for government assistance under the Payroll Support Program from the U.S. Department of the Treasury as directed by the CARES Act. We were awarded a total grant of $76.4 million to support ongoing operations through payroll funding. For the six months ended June 30, 2020 we received grant proceeds of $37.1 million. We utilized $13.3 million of the grant proceeds to offset payroll expenses incurred for the three and six months ended June 30, 2020, respectively, and the remaining balance was included as restricted cash to offset subsequent payroll expenses incurred during 2020.
The support payments were conditioned on our agreement to refrain from conducting involuntary employee layoffs or furloughs through September 30, 2020. Other conditions include continuing essential air service as directed by the Department of Transportation and certain limitations on executive compensation. Based on the amount received, we were not required to provide financial protection to the U.S. Department of the Treasury in conjunction with the payroll support obtained.

8.FAIR VALUE MEASUREMENTS
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability, an exit price, in an orderly transaction between unaffiliated willing market participants on the measurement date under current market conditions. Assets and liabilities recorded at fair value are measured and classified in accordance with a three-tier fair value hierarchy based on the observability of the inputs available and activity in the markets used to measure fair value. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Level 1 -	Quoted prices, unadjusted, in active markets for identical assets or liabilities that can be accessed at the measurement date.

Level 2 -	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 -	Unobservable inputs developed using our own estimates and assumptions, which reflect those that market participants would use in pricing the asset or liability.

Financial instruments that are measured at fair value on a recurring basis and their corresponding placement in the fair value hierarchy consist of the following (in thousands):

	June 30, 2021
	Level 1	Level 2	Level 3	Fair Value
Cash Equivalents:
Money market funds	$63,489	$—	$—	$63,489

	December 31, 2020
	Level 1	Level 2	Level 3	Fair Value
Cash Equivalents:
Money market funds	$103,472	$—	$—	$103,472
The carrying amount of money market funds approximates fair value and is classified within Level 1 because we determined the fair value through quoted market prices.

9.LONG-TERM DEBT
The principal balances of all outstanding debt, unamortized debt discounts, and unamortized deferred financing costs are as follows (in thousands, except percentages):

	Maturity Dates	Interest Rate Per Annum as of June 30, 2021	June 30, 2021	December 31, 2020
Amended 1st Credit Facility:
A-1	2020 to 2021	10.90%	$5,683	$11,811
A-2	2020 to 2021	10.90%	3,789	7,874
A-3	2021 to 2022	10.90%	24,468	28,104
B	2023 to 2024	12.85%	5,764	8,119

2nd Credit Facility:
A	2023 to 2024	7.99%	51,335	55,450
B	2023 to 2024	11.46%	23,130	24,510

3rd Credit Facility:
A	2024 to 2025	9.45%	49,475	53,334

Promissory Notes	2024	5.25%	21,188	24,879

CARES Act Paycheck Protection Program Loan	2022	1.00%	—	—
			184,832	214,081
Less: Unamortized debt discount			(477)	(615)
Less: Unamortized deferred financing costs			(1,898)	(2,377)
			182,457	211,089
Less: Current maturities of long-term debt			(59,566)	(62,678)
Total			$122,891	$148,411
Amortization expense for debt discounts and deferred financing costs of $0.3 million and $0.6 million were recorded in interest expense in the consolidated statements of operations for the three and six months ended June 30, 2021, respectively, and $0.5 million and $0.9 million for the three and six months ended June 30, 2020, respectively.
CARES Act Paycheck Protection Program Loan
Mountain Aviation applied for a loan (the "PPP Loan"), which was approved and received prior to our acquisition of the company (see Note 5). Mountain Aviation received the PPP Loan on April 14, 2020 from Zions Bancorporation N.A. dba Vectra Bank (“Vectra”) under the U.S. Small Business Administration's ("SBA’s") Paycheck Protection Program ("PPP") enacted as part of the CARES Act in the principal amount of $3.2 million. In connection with the acquisition, a portion of the purchase price was placed in an escrow account at Vectra, to be paid to Vectra if and to the extent the PPP Loan were not to be forgiven by the SBA under the PPP. The seller of Mountain Aviation agreed to pay any amounts owed under the PPP Loan in excess of the amount in escrow and agreed to indemnify us for any obligations we incurred under the PPP Loan to the extent not satisfied from the escrow account. The PPP loan was forgiven by the SBA on June 9, 2021 and the amount of sales proceeds held in escrow were released to the seller.

Debt Covenants
Our credit facilities contain certain restrictive covenants. As of June 30, 2021, and for all periods presented, we have satisfied these covenants.
Fair Value of Debt
The carrying amount of our debt approximates fair value based on the interest rates currently available for debt with similar terms and remaining maturities. We utilized Level 2 inputs to determine the fair value.
As of June 30, 2021, scheduled principal payments of all outstanding debt, future amortization of debt discounts, and deferred financing costs are as follows (in thousands):

		Amortization of
Year ending December 31,	Principal Payments	Debt Discounts	Deferred Financing Costs
2021	$33,427	$122	$435
2022	46,718	185	703
2023	68,818	112	430
2024	23,190	48	170
2025	12,679	10	160
Thereafter	—	—	—
Total	$184,832	$477	$1,898

10.    COMMITMENTS AND CONTINGENCIES
Legal Proceedings
We are party to various legal actions arising in the normal course of business. While we do not expect that the ultimate resolution of any of these pending actions will have a material effect on our consolidated results of operations, financial position, or cash flows, litigation is subject to inherent uncertainties. As such, there can be no assurance that any pending legal action, which we currently believe to be immaterial, does not become material in the future.
Agreements with Operators
We lease certain of our owned and leased aircraft to Gama, a Federal Aviation Administration licensed and Department of Transportation registered air carrier to operate our aircraft. Gama was a third-party independent operator through March 2, 2020, which is the date we executed a purchase agreement to acquire their business. The total amount of fees, net of lease payments from Gama, was $25.7 million from January 1, 2020 through the acquisition date and are included in cost of revenue in the consolidated statements of operations for the six months ended June 30, 2020.
Brand Ambassador Program
From time to time, we enter into various barter arrangements with third-parties in which there is an agreement to provide a specified amount of flight time, valued in either hours or dollars, in exchange for media advertising, marketing credits or other activities that promote brand awareness. Revenue recognized as a result of nonmonetary transactions was $0.6 million and $1.2 million for the three and six months ended June 30, 2021, respectively, and $0.5 million and $1.3 million for the three and six months ended June 30, 2020, respectively, while expenses included in sales and marketing in the consolidated statement of operations as a result of the same barter arrangements were $0.5 million and $1.1 million, for the three and six months ended June 30, 2021, respectively, and $0.8 million and $1.5 million for the three and six months ended June 30, 2020, respectively. The balances for flight revenue and advertising or other marketing credits that have yet to be consumed are included in accrued expenses and prepaid expenses and other current assets on the consolidated balance sheets. As of June 30, 2021 and December 31, 2020, the accrued expenses associated with these barter transactions was $3.2 million and $3.5 million, respectively, and the prepaid expenses and other current assets was $0.
Sales and Use Tax Liability
We regularly provide services to members in various states within the continental United States, which may create sales and use tax nexus via temporary presence, potentially requiring the payment of these taxes. We determined that there is uncertainty as to what constitutes nexus in respective states for a state to levy taxes, fees, and surcharges relating to our activity. As of June 30, 2021 and December 31, 2020, respectively, we estimate the potential exposure to such tax liability to be $7.4 million and $6.6 million, the expense for which is included in accrued expenses on the consolidated balance sheets and cost of revenue in the consolidated statements of operations.

11.    LEASES
Leases primarily pertain to certain controlled aircraft, corporate headquarters, and operational facilities, including aircraft hangars, which are all accounted for as operating leases.
Our leases do not contain residual value guarantees, covenants, or other associated restrictions. We have certain variable lease agreements with aircraft owners that contain payment terms based on an hourly lease rate multiplied by the number of flight hours during a month. Variable lease payments were $4.3 million and $8.9 million for the three and six months ended June 30, 2021, respectively, and $2.3 million and $5.2 million for the three and six months ended June 30, 2020, respectively.
The components of net lease cost are as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating lease costs	$9,703	$5,331	$17,257	$9,392
Short-term lease costs	5,760	4,503	12,808	8,178
Total lease costs	$15,463	$9,834	$30,065	$17,570
Costs related to leased aircraft and operational facilities were $13.7 million and $26.8 million for the three and six months ended June 30, 2021, respectively, and $7.7 million and $14.3 million for the three and six months ended June 30, 2020, respectively, and are included in cost of revenue in the consolidated statements of operations. Costs related to leased corporate headquarters and other office space including expenses for non-lease components were $1.6 million and $3.2 million for the three and six months ended June 30, 2021, respectively, and $2.1 million and $3.2 million for the three and six months ended June 30, 2020, respectively, and are included in general and administrative expense in the consolidated statements of operations.
Supplemental cash flow information related to leases are as follows (in thousands):

	Six Months Ended June 30,
	2021	2020
Cash paid for amounts included in the measurement of operating lease liabilities:
Operating cash flows paid for operating leases	$17,711	$10,058
Right-of-use assets obtained in exchange for operating lease obligations	$64,518	$49,631

Supplemental balance sheet information related to leases are as follows:

	June 30, 2021	December 31, 2020
Weighted-average remaining lease term (in years):
Operating leases	6.6	7.5
Weighted-average discount rate:
Operating leases	9.5%	9.5%
Maturities of lease liabilities, as of June 30, 2021, are as follows (in thousands):

Year ending December 31,	Operating Leases
2021	$19,741
2022	35,430
2023	29,719
2024	18,294
2025	13,813
Thereafter	51,223
Total lease payments	168,220
Less: Imputed interest	(45,594)
Total lease obligations	$122,626
12.    MEMBERS’ EQUITY
Pursuant to the Wheels Up Sixth Amended and Restated Limited Liability Company Agreement, which was adopted in January 2020 and in effect as of June 30, 2021, we were authorized as of June 30, 2021 to issue common interests, Class A preferred interests, Class B preferred interests, Class C preferred interests, Class D preferred interests and Class E preferred interests.
Common interests, Class A preferred interests, Class B preferred interests, Class C preferred interests, Class D preferred interests and Class E preferred interests vote together as a single class, except as specifically provided for in such limited liability company agreement or as otherwise required by law. Common interests designated as profits interests, restricted interests and stock options do not vote.
In January 2021, 8,620,690 common interests were issued at a price of $3.50 per interest as part of the acquisition of Mountain Aviation (see note 5). As of June 30, 2021 and December 31, 2020 respectively, there were 188,136,494 and 179,515,804 common interests authorized. As of June 30, 2021 and December 31, 2020, an entity in which the chief executive officer retains voting control held 59,500,000 common interests.
Preferred interests authorized, as of June 30, 2021 and December 31, 2020, are as follows:

Class A	73,723,250
Class B	34,023,527
Class C	37,642,050
Class D	36,909,359
Class E	112,949,305

13.    EQUITY-BASED COMPENSATION
Currently, we have nine equity-based employee compensation plans, Wheels Up Partners Holdings LLC Equity Incentive Plan ("MIP Plan"), Wheels Up Partners Holdings LLC Equity Incentive Plan II ("MIP Plan II"), Wheels Up Partners Holdings LLC Equity Incentive Plan III ("MIP Plan III"), Wheels Up Partners Holdings LLC Equity Incentive Plan IV ("MIP Plan IV"), and Wheels Up Partners Holdings LLC Equity Incentive Plan V ("MIP Plan V"), Wheels Up Partners Holdings LLC Equity Incentive Plan VI ("MIP Plan VI"), Wheels Up Partners Holdings LLC Equity Incentive Plan VII ("MIP Plan VII") and Wheels Up Partners Holdings LLC Equity Incentive Plan VIII ("MIP Plan VIII"), which is the management incentive plan and Wheels Up Partners Holdings LLC Option Plan, which is the stock option plan. As of June 30, 2021, grants can only be made under MIP Plan VIII and the stock option plan.
Management Incentive Plan
As of June 30, 2021, the board of directors had authorized and issued an aggregate of 68.0 million profits interests in Wheels Up MIP PI LLC, under the management incentive plan.
The following table summarizes the profits interests activity under the management incentive plan as of June 30, 2021:

	Number of Profits Interests	Weighted-Average Grant Date Fair Value
	(in thousands)
Outstanding profits interests as of January 1, 2021	63,022	$0.19
Granted	—	—
Expired/forfeited	—	—
Outstanding profits interests as of June 30, 2021	63,022	$0.19
The weighted-average remaining contractual term as of June 30, 2021 for profits interests outstanding was approximately 6.4 years.
The following table summarizes the status of non-vested profits interests as of June 30, 2021:

	Number of Profits Interests	Weighted-Average Grant Date Fair Value
	(in thousands)
Non-vested profits interests as of January 1, 2021	27,394	$0.13
Granted	—	—
Vested	(6,002)	0.13
Forfeited	—	—
Non-vested profits interests as of June 30, 2021	21,392	$0.13
The total unrecognized compensation cost related to non-vested profits interests was $2.6 million as of June 30, 2021 and is expected to be recognized over a weighted-average period of 3.4 years. The total fair value of vested profits interests amounted to $0.8 million for the six months ended June 30, 2021.
As of June 30, 2021, under MIP Plan VII, the board of directors authorized and issued to certain Wheels Up employees an aggregate of 10.1 million restricted interests in Wheels Up MIP RI LLC.

The following table summarizes the restricted interests activity under the management incentive plan as of June 30, 2021:

	Number of Restricted Interests	Weighted-Average Grant Date Fair Value
	(in thousands)
Outstanding restricted interests as of January 1, 2021	10,127	$1.83
Granted	—	—
Expired/forfeited	—	—
Outstanding restricted interests as of June 30, 2021	10,127	$1.83
The weighted-average remaining contractual term as of June 30, 2021 for restricted interests outstanding was approximately 8.5 years.
The following table summarizes the status of non-vested restricted interests as of June 30, 2021:

	Number of Restricted Interests	Weighted-Average Grant Date Fair Value
	(in thousands)
Non-vested restricted interests as of January 1, 2021	10,127	$1.83
Granted	—	—
Vested	—	—
Forfeited	—	—
Non-vested restricted interests as of June 30, 2021	10,127	$1.83
The total unrecognized compensation cost related to non-vested restricted interests was $18.3 million as of June 30, 2021. Restricted interests are time and performance-based awards that vest with a change in control or initial public offering. We determined the performance condition for these awards is not probable of being achieved until a change in control or initial public offering actually occurs. As a result, we have not recorded any compensation cost related to restricted interests as of June 30, 2021. We started recording compensation cost for restricted interests on July 13, 2021, which is the date the merger with Aspirational was completed (see Note 15).
Stock Option Plan
As of June 30, 2021, the number of stock options authorized and issued in aggregate by the board of directors under the stock option plan was 38.0 million.
The following table summarizes the activity under the stock option plan as of June 30, 2021:

	Number of Stock Options	Weighted- Average Exercise Price	Weighted-Average Grant Date Fair Value
	(in thousands)
Outstanding stock options as of January 1, 2021	35,324	$3.46	$0.54
Granted	—	—	—
Exercised	—	—	—
Expired/forfeited	(151)	3.24	0.27
Outstanding stock options as of June 30, 2021	35,173	$3.46	$0.54
Exercisable stock options as of June 30, 2021	19,851	$3.32	$0.36

The aggregate intrinsic value as of June 30, 2021 for stock options that were outstanding and exercisable was $0.
The weighted-average remaining contractual term as of June 30, 2021 for stock options that were outstanding and exercisable was approximately 7.9 years and 8.0 years, respectively.
The following table summarizes the status of non-vested stock options as of June 30, 2021:

	Number of Stock Options	Weighted-Average Grant Date Fair Value
	(in thousands)
Non-vested stock options as of January 1, 2021	23,840	$0.64
Granted	—	—
Vested	(10,278)	0.38
Forfeited	(151)	0.27
Non-vested stock options as of June 30, 2021	13,411	$0.84
The total unrecognized compensation cost related to non-vested stock options was $12.3 million as of June 30, 2021 and is expected to be recognized over a weighted-average period of 3.1 years. The total fair value of stock options vested approximated $3.9 million for the six months ended June 30, 2021.
Compensation expense for profits interests recognized in the consolidated statements of operations was $0.2 million and $0.5 million for the three and six months ended June 30, 2021, respectively, and $0.3 million and $0.5 million for the three and six months ended June 30, 2020, respectively.
Compensation expense for restricted interests recognized in the consolidated statements of operations was $0 for the three and six months ended June 30, 2021 and $0 for the three and six months ended June 30, 2020.
Compensation expense for stock options recognized in the consolidated statements of operations was $1.1 million and $2.3 million for the three and six months ended June 30, 2021, respectively, and $0.4 million and $0.9 million for the three and six months ended June 30, 2020, respectively.
The following table summarizes equity-based compensation expense recognized by consolidated statement of operations line item (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of revenue	$49	$58	$100	$117
Technology and development	93	106	187	213
Sales and marketing	216	277	452	553
General and administrative	990	331	2,023	473
Total equity-based compensation expense	$1,348	$772	$2,762	$1,356

14.    RELATED PARTIES
We engage in transactions with certain equity investors who are also members, ambassadors or customers. Such transactions primarily relate to their membership in the Wheels Up program, flights, and flight-related services.
As of June 30, 2021 and December 31, 2020, a Class A preferred interest, Class B preferred interest and Class C preferred interest investor held a portion of the debt outstanding under our credit facilities.

Amounts included in the consolidated statements of operations with respect to these equity investor transactions are as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue derived from equity investors	$4,816	$2,410	$9,665	$7,652
Amounts included on the consolidated balance sheets with respect to these equity investor transactions are as follows (in thousands):

	June 30, 2021	December 31, 2020
Deferred revenue from equity investors	$10,091	$14,132
Accounts receivable due from equity investors	$3,386	$3,881
We incurred expenses of $1.0 million and $1.8 million for the three and six months ended June 30, 2021, respectively, and $1.0 million and $2.2 million for the three and six months ended June 30, 2020, respectively, from transactions related to a commercial cooperation agreement with Delta, our Class E preferred interest investor of which $4.2 million and $3.0 million are included in accrued expenses on the consolidated balance sheets as of June 30, 2021 and December 31, 2020, respectively. In addition, we provided $0.5 million and $1.2 million of flights to certain persons currently and previously affiliated with Delta at a discount to our retail pricing for the three and six months ended June 30, 2021, respectively, and $0.3 million and $0.9 million for the three and six months ended June 30, 2020, respectively. Delta provided Wheels Up pilots airfare for business travel at no cost during the periods presented. We incurred expenses of $0.2 million and $0.3 million for the three and six months ended June 30, 2021, respectively, for an aircraft leased from the company of a common interest investor.
We incurred expenses of $23 thousand and $45 thousand for the three and six months ended June 30, 2021, respectively, and $45 thousand for the three and six months ended June 30, 2020, respectively, with the company of a Class A preferred interest investor for consultation services on employee benefits. We incurred expenses of $0 for the three and six months ended June 30, 2021 and $8 thousand and $21 thousand for the three and six months ended June 30, 2020, respectively, with a company in which a Wheels Up executive and a member of the board of directors holds an ownership interest. We incurred expenses of $0.1 million for the three and six months ended June 30, 2021, respectively, and $0.1 million for the three and six months ended June 30, 2020, respectively, for an immediate family member of a Wheels Up executive and a member of the board of directors who was a full-time employee.
Employee Loans Receivable
In January 2016, a senior executive of Wheels Up borrowed $5.0 million from Wheels Up. The borrower executed an interest bearing secured promissory note with a maturity date of January 17, 2025. The interest rate on the loan is 1.81% per annum, which is payable upon the maturity date. Based on our anticipation that the board of directors was ultimately going to decide to forgive the senior executive loan, a full reserve was previously recorded on the amount outstanding. Prior to the effectiveness of the registration statement on Form S-4 filed by Aspirational, which the SEC declared effective on June 23, 2021, the board of directors forgave the senior executive loan. As of December 31, 2020, a Gama senior executive had borrowed $0.1 million that was fully repaid in January 2021.

15.    SUBSEQUENT EVENTS
We evaluated events occurring subsequent to June 30, 2021, through August 12, 2021, the date on which the consolidated financial statements were available to be issued, for potential recognition and disclosure in the consolidated financial statements. The following summarizes the subsequent events that require disclosure:
On July 13, 2021, as contemplated by Agreement and Plan of Merger, dated as of February 1, 2021, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of May 6, 2021 (the “Merger Agreement”) by and among Aspirational, Wheels Up Partners Holdings LLC, KittyHawk Merger Sub LLC, a Delaware limited liability corporation and a direct wholly owned subsidiary of Aspirational (“Merger Sub”), Wheels Up Blocker Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Aspirational (“Blocker Sub”), the Blocker Merger Subs (as defined in the Merger Agreement) and the Blockers (as defined in the Merger Agreement) and described in the section titled “Domestication Proposal” of the final prospectus and definitive proxy statement, dated June 23, 2021 (the “proxy statement/prospectus”) and filed with the SEC on June 23, 2021, Aspirational filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Aspirational was domesticated and continues as a Delaware corporation, changing its name to Wheels Up Experience Inc. ("WUEI") (the “Domestication”).
As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of Aspirational (the “Aspirational Class A ordinary shares”), automatically converted, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of WUEI (the “WUEI Class A common stock”); (2) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Aspirational (“Aspirational Class B ordinary shares”), automatically converted, on a one-for-one basis, into a share of WUEI Class A common stock; (3) each of the then issued and outstanding redeemable warrants of Aspirational (the “Aspirational warrants”) automatically converted into a redeemable warrant to acquire one share of WUEI Class A common stock (the “WUEI warrants”); and (4) each of the then issued and outstanding units of Aspirational that had not been previously separated into the underlying Aspirational Class A ordinary shares and underlying Aspirational warrants upon the request of the holder thereof, were cancelled and entitled the holder thereof to one share of Wheels Up Class A common stock and one-third of one WUEI warrant. No fractional shares will be issued upon exercise of the WUEI warrants.
On July 13, 2021, as contemplated by the Merger Agreement and described in the section titled “BCA Proposal” of the proxy statement/prospectus, the merger transactions contemplated by the Merger Agreement were consummated, whereby (i) the Blockers simultaneously merged with and into the respective Blocker Merger Subs, with the Blockers surviving each merger as wholly owned subsidiaries of WUEI (the “First Step Blocker Mergers”), (ii) thereafter, the surviving Blockers simultaneously merged with and into Blocker Sub, with Blocker Sub surviving each merger (the “Second Step Blocker Mergers”), and (iii) thereafter, Merger Sub merged with and into Wheels Up, with Wheels Up surviving the merger, with WUEI as its managing member (the “Company Merger” and collectively with the First Step Blocker Mergers and the Second Step Blocker Mergers, the “Mergers” and, together with the Domestication, the “Business Combination”).
As a result of and upon the closing of the Mergers (the “Closing”), among other things, (i) all issued and outstanding equity interests of each Blocker (other than any such interests held in treasury or owned by such Blocker) as of immediately prior to the effective time of the First Step Blocker Mergers (the “First Step Blocker Effective Time”) were cancelled and converted into the right to receive in the aggregate (A) a number of shares of WUEI Class A common stock that is equal to the Exchange Ratio (as defined in the proxy statement/prospectus) multiplied by the aggregate number of Wheels Up preferred interests held by such Blocker as of immediately prior to the First Step Blocker Effective Time and (B) any Earnout Shares (as defined below) that may be due and issuable pursuant to the Merger Agreement, and (ii) each outstanding Wheels Up common interest and preferred interest (other than any Wheels Up common interests subject to the Wheels Up awards discussed below and the Wheels Up preferred interests held by Blocker Sub) immediately prior to the First Step Blocker Effective Time was cancelled in exchange for the right to receive (A) a number of shares of WUEI Class A common stock that is equal to the Exchange Ratio and (B) any Earnout Shares that may be due and issuable pursuant to the Merger Agreement, which, in the case of all shares described in clauses (i) and (ii), together with the shares of WUEI Class A common stock reserved in respect of the awards described immediately below, in the aggregate equal an aggregate merger consideration of $1,885,000,000, in addition to a number of shares of WUEI Class A common stock that may be issued post-Closing if Wheels Up Options (as defined below) were to be cash exercised and due to the conversion of any Wheels Up Profits Interests (as defined below) for shares of WUEI Class A common stock at a level above the intrinsic value of the profits interests immediately after Closing based on a reference price per share of WUEI Class A common stock of $10.00, plus any Earnout Shares.

In addition, as a result of the Closing, (i) each option to purchase Wheels Up common interests (the “Wheels Up Options”) that was outstanding immediately prior to the effective time of the Company Merger was converted into the right to receive (as adjusted, including with respect to the applicable exercise price, based on the Exchange Ratio) an option related to the shares of WUEI Class A common stock, (ii) each award of Wheels Up profits interests (the “Wheels Up Profits Interests”) granted under any Wheels Up incentive plan or granted directly in Wheels Up that was outstanding immediately prior to the effective time of the Company Merger was converted into the right to receive (as adjusted based on the Exchange Ratio and to maintain the intrinsic value of such award) an award of profits interests of Wheels Up, which, upon vesting and, for members of senior management, subject to the expiration of the Lock-Up Period (as defined in the Registration Rights Agreement), were exchangeable for shares of WUEI Class A common stock, and (iii) each award of Wheels Up restricted interests (the “Wheels Up Restricted Interests”) granted under any Wheels Up incentive plan was converted into the right to receive (as adjusted based on the Exchange Ratio) an award of restricted shares of WUEI Class A common stock, with substantially the same vesting and termination-related provisions as such Wheels Up Restricted Interest.
Further, as a result of the Closing, existing Wheels Up equityholders have the right to receive, including profits interests holders and restricted interest holders, but excluding option holders, through the issuance of WUEI EO Units (as defined in the Merger Agreement) that upon vesting may become exchangeable for, up to an aggregate of 9,000,000 additional shares of WUEI Class A common stock in three equal tranches which are issuable upon the achievement of share price thresholds for WUEI Class A common stock of $12.50, $15.00 and $17.50, respectively (such shares, the “Earnout Shares”).
We received approximately $656.1 million in gross proceeds in connection with the Business Combination.
On July 21, 2021, we repaid all of the outstanding principal of our long-term debt, together with all accrued and unpaid interest, in connection with proceeds received from the Business Combination.